Exhibit 99.2

               LTC Announces Closing of the Sale of an
    Additional 2,640,000 Shares of Its 8% Series F Preferred Stock

    MALIBU, Calif.--(BUSINESS WIRE)--July 20, 2004--LTC Properties, Inc. (NYSE:LTC) announced today the closing of the sale of an additional 2,640,000 shares of its 8% Series F Cumulative Preferred Stock (the "Series F Preferred Stock") in a registered direct placement. The additional Series F Preferred Stock was issued at $23.53 per share plus $0.1056 per share representing accrued dividends from and including July 2, 2004 to and including July 20, 2004 resulting in gross proceeds of approximately $62.4 million prior to expenses and fees.
    Prior to this closing, the Company had 4,000,000 shares of its Series F Preferred Stock issued, outstanding and listed on the New York Stock Exchange (LTC PrF) and has applied to the New York Stock Exchange to list these additional shares.
    The Company intends to use the net proceeds for general corporate purposes which may include investments in and acquisitions of health care properties, the funding of mortgage loans secured by health care properties and payment of various mortgage debt.
    Cohen & Steers Capital Advisors, LLC served as placement agent in connection with this transaction.
    Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting the Company at 22917 Pacific Coast Highway, Suite 350, Malibu, CA, 90265, Attention: Investor Relations, or at 805-981-8655. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
    The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.
    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.


    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis/Wendy L. Simpson, 805-981-8655